Exhibit (a)(35)
AMENDMENT NO. 34
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST
          This AMENDMENT NO. 34 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) was made by the Trustees named below effective on April 28, 2006 pursuant to the following resolutions duly adopted by the Board of Trustees of said Trust on March 16, 2006:
          RESOLVED, that effective April 28, 2006, the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs Aggressive Growth Strategy Portfolio” to “Goldman Sachs Equity Growth Strategy Portfolio”; and
          FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/Ashok N. Bakhru	/s/Wilma J. Smelcer

Ashok N. Bakhru	Wilma J. Smelcer
as Trustee and not individually	as Trustee and not individually

/s/John P. Coblentz, Jr.	/s/Richard P. Strubel

John P. Coblentz, Jr.	Richard P. Strubel
as Trustee and not individually	as Trustee and not individually

/s/Patrick T. Harker	/s/Alan A. Shuch

Patrick T. Harker	Alan A. Shuch
as Trustee and not individually	as Trustee and not individually

/s/Mary P. McPherson	/s/Kaysie P. Uniacke

Mary P. McPherson	Kaysie P. Uniacke
as Trustee and not individually	as Trustee and not individually